AEP                                            CSW
   AMERICAN                     ==================================
   ELECTRIC                     CENTRAL AND SOUTH WEST CORPORATION
   POWER                        ==================================

                                                                    Exhibit 99.2


Contact for American Electric Power:
Pat Hemlepp    614/223-1620

Contact for Central and South West:
Larry Jones  214/777-1276


FOR IMMEDIATE RELEASE:


                  AEP, CSW Remain Confident In proposed Merger;
                       Will Seek Prompt Regulatory Review


Columbus, Ohio, and Dallas, Texas (Nov. 24, 1998) - American Electric Power Company, Inc., ("AEP") [NYSE: AEP] and Central and South West Corp. ("CSW") [NYSE: CSR] expressed confidence in the timely completion of their proposed merger after agreeing today to a procedural schedule guiding the Federal Energy Regulatory Commission's (FERC) hearing on the merger.

The procedural  schedule calls for hearings before an  administrative  law judge
(ALJ) to begin June 1, 1999. The companies will seek a FERC order early in the fourth quarter of 1999. The FERC schedule would extend by several months the merger's previously targeted completion date in the first half of 1999.

"We believe the FERC schedule preserves our ability to close the merger in 1999 and that it indicates a desire on the part of the FERC to proceed in an expeditious manner," said Rich Munczinski, AEP senior vice president, corporate planning and budgeting. "Our goal would be to receive a FERC order in October.

"Today's events do not change our view of this merger," Munczinski said. "In fact, with the continued consolidation within our industry, this merger continues to make all the sense in the world, and we will continue to work to complete the merger in a timely manner."

Munczinski said AEP and CSW would continue settlement discussions with the FERC, other regulatory bodies and intervenors in the proceedings. The two companies already have reached settlements with several groups in Texas and Arkansas, and the Nuclear Regulatory Commission (NRC) approved the license transfer application filed by CSW's Central Power and Light Company subsidiary regarding the South Texas Project nuclear power plant.

"We are encouraged by the positive progress we have been able to make in the states of Arkansas and Texas," Munczinski said. "We continue to make progress in the remaining federal and state filings."

In Arkansas, AEP, CSW and Southwestern Electric Power Company (SWEPCO), a CSW subsidiary, have reached a settlement with the general staff of the Arkansas Public Service Commission (APSC) on the regulatory plan phase related to the proposed merger. A hearing to consider approval of the settlement is scheduled for Dec. 1.

In Texas, the companies' settlement-in-principle with the Office of Public Utility Counsel and the Steering Committee of the cities of McAllen, Corpus Christi, Victoria, Abilene, Big Lake, Vernon and Paducah would result in combined rate reductions totaling approximately $180 million over a six-year period for Texas customers of the three CSW Texas electric operating companies. The settlement resolves all issues of the signing parties if it is approved by the Public Utility Commission of Texas (PUCT) and the merger is completed as planned.

AEP and CSW will refile their case with the FERC by Jan. 13, 1999. Today's scheduling conference was held as the result of a FERC order issued Nov. 10. The order instructed AEP and CSW to address several competitive issues related to the merger.

AEP and CSW jointly filed with the FERC on April 30, 1998 for approval of their proposed merger. The companies also have filed applications seeking approval of the merger with the Arkansas and Texas commissions, as well as the Louisiana Public Service Commission, the Oklahoma Corporation Commission, and the Securities and Exchange Commission. The companies plan to make the final two filings associated with approval of the merger with the Federal Communications Commission and the Department of Justice in the near future.

The  companies   announced  a  definitive   merger  agreement  for  a  tax-free,
stock-for-stock transaction on Dec. 22, 1997.

Central and South West Corporation is a Dallas-based public utility holding company that owns four U.S. electric utility subsidiaries with 1.7 million customers, a regional electricity company serving 2 million customers in the
United Kingdom, and nonutility subsidiaries involved in energy-related investments as well as subsidiaries that offer telecommunications, energy efficiency and financial transactions.

American Electric Power Company, Inc., a global energy company, is one of the United States' largest investor-owned utilities, providing energy to 3 million customers in Indiana, Kentucky, Michigan, Ohio, Tennessee, Virginia and West Virginia. AEP has holdings in the United States, the United Kingdom, China and Australia. Wholly owned subsidiaries provide power engineering, energy consulting and energy management services around the world. The company is based in Columbus, Ohio.

                                       ###

News releases and other information about AEP can be found on the World Wide Web at http://www.aep.com.

News releases and other information about CSW can be found on the World Wide Web at http://www.csw.com.